Exhibit 99.1

F & M BANK CORP. ANNOUNCES EXTENSION OF RIGHTS OFFERING

TIMBERVILLE, VA—February 22, 2011—F & M Bank Corp. (OTCBB: FMBM) (the “Company”), parent company of Farmers & Merchants Bank, announced today that it is extending the expiration date of its ongoing rights offering.  While the Company has received a positive response to the rights offering, it has learned of delays in the delivery of subscription materials and therefore has decided to extend the duration of the rights offering to give shareholders additional time to exercise their subscription rights.  Accordingly, holders of the subscription rights will now have until 5:00 p.m., Eastern Time, on March 11, 2011 to exercise their rights.  The rights offering was originally scheduled to expire on February 25, 2011.

Under the terms of the rights offering, the Company distributed, at no charge to holders of its common stock as of 5:00 p.m., Eastern Time, on January 18, 2011, rights to purchase shares of the Company’s common stock at a subscription price of $13.25 per full share.

If you hold your shares of the Company’s common stock in a brokerage account and wish to exercise your subscription rights, you should follow the instructions from your broker.  If you have not heard from your broker and you wish to participate in the rights offering, please contact your broker.

Please review the Company’s prospectus dated January 19, 2011 for a complete description of all of the terms of the rights offering.  Other than the extension of the expiration date of the rights offering described above, all of the offering terms described in the prospectus remain the same and apply during the extended period of the offering.

Any questions about the rights offering may be directed to us at (540) 896-8941.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state where such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

F & M Bank Corp. is an independent, locally-owned, community bank holding company, offering a full range of financial services, through its subsidiary bank, Farmers & Merchants Bank’s nine banking offices in Rockingham, Shenandoah and Page Counties, Virginia. Additional information may be found by contacting us on the internet at www.farmersandmerchants.biz or by calling: (540) 896-8941.

This press release may contain “forward-looking statements” as defined by federal securities laws, which may involve significant risks and uncertainties. These statements address issues that involve risks, uncertainties, estimates and assumptions made by management, and actual results could differ materially from the results contemplated by these forward-looking statements. Factors that could have a material adverse effect on our operations and future prospects include, but are not limited to, changes in: interest rates, general economic conditions, legislative and regulatory policies, and a variety of other matters. Other risk factors are detailed from time to time in our Securities and Exchange Commission filings. Readers should consider these risks and uncertainties in evaluating forward-looking statements and should not place undue reliance on such statements. We undertake no obligation to update these statements following the date of this press release.

SOURCE:	F & M Bank Corp.
CONTACT:	Neil Hayslett, EVP/CFO, Farmers & Merchants Bank
540-896-8941 or neilhayslett@farmersandmerchants.biz